Exhibit 10.3

RELEASE AND TRANSITION SERVICES AGREEMENT

THIS Release and Transition Services Agreement (this “Agreement”) dated August 25, 2016 (the “Execution Date”) is to confirm that the undersigned’s at-will employment with Global Eagle Entertainment Inc. (the “Company”) is terminated effective August 31, 2016 (the “Termination Date”). The Company acknowledges that you delivered notice on August 22, 2016 of your intent to terminate employment. You shall execute and deliver this Agreement no earlier than the Termination Date and no later than the twenty-first (21st) day after your receipt of this Agreement.

In consideration of the mutual promises, covenants and agreements set forth in this Agreement and the Employment Agreement by and between you and the Company dated as of November 3, 2014 (the “Employment Agreement”), the sufficiency of which the parties acknowledge, it is agreed as follows:

1. Termination of Employment. Effective as of the Termination Date, the undersigned (“you” or “Executive”) hereby resign from all offices you hold with the Company and any of its subsidiaries. Effective as of the Termination Date, your active coverage under and participation in all benefit plans and programs sponsored by the Company shall (except for the coverage described in Section 4(b) below) terminate.

2. Transition Services and Transition Services Fee.

(a) Beginning on the Termination Date through September 30, 2016 (such period, the “Transition Period”), you agree to provide transition and consulting services as reasonably requested by the Company or the Board of Directors of the Company (the “Transition Services”).

(b) As consideration for your future performance of the Transition Services during the Transition Period, the Company shall pay to you on the Termination Date a Transition Services fee equal to $29,886.33.

3. Accrued Amounts. The Company shall pay to you on the Termination Date (i) your base salary accrued and due to you through the Termination Date and (ii) an amount for your accrued and unused vacation through the Termination Date, in accordance with the Company’s applicable policies, in each case, less applicable tax withholding. The Company will reimburse you for all reasonable business expenses incurred by you during your employment prior to the Termination Date consistent with Company’s expense reimbursement policies.

4. Payments and Benefits. As consideration for your promises, covenants and agreements in this Agreement, subject to and conditioned on your execution and non-revocation of this Agreement, the Company will provide you with payments and benefits set forth below. These are in lieu of any provision for severance pay and benefits set forth in your Employment Agreement, and as follows:

(a) Discretionary Bonus. An amount equal to $358,636.00, subject to applicable withholding for taxes, to be paid in a single lump sum on the date immediately following the expiration of the seven (7) day revocation period described in Section 8 hereof;

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(b) COBRA. Subject to your timely election of health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and your continued payment of your portion of the monthly premiums for such coverage at the same rate applicable as of immediately prior to the Termination Date, during the one (1) year period following the Termination Date, you and your covered dependents will be entitled under COBRA to continued participation in the applicable group health plans of the Company in which you and your covered dependents participate as of immediately prior to the Termination Date in accordance with COBRA and the terms of such plan(s) in effect from time to time; and

(c) Vested Stock Options. You shall have a period of twelve (12) months following the Termination Date to exercise any vested stock options of the Company that you hold as of the Termination Date (such vested stock options set forth on Exhibit A attached hereto), notwithstanding any shorter period for exercisability as set forth in the equity incentive plan or the award agreements under which those options were issued.

(d) Laptop and Phone. You will be permitted to retain the Company laptop and phone currently in your possession; provided, however, that you shall provide the Company with the opportunity to review, and remove or destroy in the Company’s sole discretion, the information stored on such laptop and phone.

5. Sole and Exclusive Benefits and Sufficiency of Consideration. For the avoidance of doubt, this Agreement sets forth the sole and exclusive benefits for which you are eligible as a result of your termination of employment with the Company. You acknowledge and agree that (i) aside from the payments and benefits set forth in Sections 2, 3 and 4 of this Agreement, you are not entitled to any other payments under the Employment Agreement or under any severance, bonus or other benefit or compensation plan, policy or program of the Company in connection with your employment or termination of employment with the Company, or your engagement as a consultant by the Company during the Transition Period; and (ii) any unvested equity or equity-based awards granted to you under any equity or incentive plan of the Company is cancelled and terminated, without any payment therefor, and shall be of no further force or effect as of the Termination Date. You further acknowledge that you would not otherwise be entitled to the payments and benefits provided under this Agreement or the Employment Agreement but for your promises, covenants and agreements made herein.

6. Release of Claims.

(a) Please read the following release carefully. To help you understand it and your rights as a terminated employee, please consult with your attorney.

(b) You hereby release and forever discharge the Company and its affiliates and each of its and their past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the Execution Date. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Agreement do not signify any admission of wrongdoing by the Company, its subsidiaries or any of their affiliates. Notwithstanding the foregoing, nothing in this Agreement limits (i) your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, or (iii) your right to receive an award for information provided to any Government Agencies.

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(c) You acknowledge that you have been informed by your attorneys of the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

In that regard, you hereby waive and relinquish all rights and benefits that you have or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may, on your own behalf or by and through your attorneys, hereafter discover claims or facts in addition to or different from those that you now know or believe to exist with respect to one or more of the parties released hereunder, but that it is your intention to finally settle and release all matters that now exist, may exist or heretofore have existed between you and all parties released hereunder. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different claims or facts by you, your attorneys or any other person.

7. Non-Solicitation. In order to preserve and protect the goodwill and value of the Company’s business, operations, relationships and confidential information to which Executive has had access during his employment, and will have access during the Transition Period, Executive hereby agrees as follows:

(a) During the period beginning on the execution of this Agreement and ending on the first (1st) anniversary thereof (the “Non-Solicitation Period”), Executive will not, either acting jointly or individually, directly or indirectly, induce or attempt to induce any employee or consultant of the Company or any of its affiliates to leave such entity’s employ or consultancy, or in any way interfere with the relationship between the Company or its affiliates and any of their employees or consultants.

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(b) The Company would suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 7. In the event of an alleged or threatened breach by Executive of any of the provisions of this Section 7, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the Non-Solicitation Period described above will be tolled with respect to Executive until such alleged breach or violation is resolved. The Executive agrees that the restrictions in this Section 7 are reasonable protections under the circumstances of the payment of the amounts set forth herein. If, at the time of enforcement of any of the provisions of this Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

8. Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Agreement, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Agreement to consider it and that you may have seven (7) days from the date you sign this Agreement to revoke it. The revocation must be personally delivered to the Company’s General Counsel or his designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in any investigation, and you may also report securities laws violations to the Securities and Exchange Commission and other federal agencies without regard to any of the foregoing. You, however, explicitly waive any right to file a personal lawsuit and/or receive monetary damages that the agency may recover against each of the parties released in Section 6 above, without regard as to who brought any said complaint or charge, except that you not however waive any rights to whistleblower awards from the Securities and Exchange Commission in connection with your reporting securities laws violations to it or to other federal agencies.

9. Breach. You agree that all of the payments and benefits provided for herein are subject to termination, reduction or cancellation in the event of your material breach of this Agreement.

10. Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Agreement may be brought only in the courts of the State of California or the federal courts located in California and each party hereby consents to the jurisdiction of such courts.

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11. Severability. If any of the terms of this Agreement shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Agreement are severable and shall not be affected thereby.

12. Miscellaneous. This Agreement and the Employment Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company's obligations to you with respect to your termination, and fully supersedes any and all prior agreements or understandings between the parties. The Employment Agreement is hereby terminated and of no further force and effect (other than Sections 5 through 23, which shall survive in accordance with their terms), and this Agreement and its payments and benefits supersedes any entitlement to payments and benefits provided for in Sections 3,3 and 5 of the Employment Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the Employment Agreement, this Agreement shall control. The parties further agree that this Release superseded and replaces the termination provisions set forth in Section 5 of the Employment Agreement.

13. Representations. You affirm that the only consideration for signing this Agreement is as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this instrument. Subject to the last sentence of Section 6(b) hereof, you agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light. The Company agrees that it will not disparage Executive, nor will it make any public comments or communications that cast Executive in a negative light.

You acknowledge that you have carefully read this Agreement, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Agreement, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

[Signatures on following page]

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PLEASE READ CAREFULLY.

THIS RELEASE AND TRANSITION SERVICES AGREEMENT INCLUDES A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

/s/ Michael Zemetra
Michael Zemetra

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Zant Chapelo
Name: Zant Chapelo
Title: SVP Global Human Resources

EXHIBIT A

List of Vested Stock Options

Grant Date	Strike Price	Shares Underlying Exercisable and Vested Stock Options
June 25, 2013	$9.87	93,021
June 25, 2013	$9.87	31,667
October 31, 2014	$12.23	34,375
March 15, 2015	$13.15	5,595